Filed Pursuant to Rule 424(b)(3)

File No. 333-262668

PROSPECTUS SUPPLEMENT NO. 7

(to prospectus dated May 11, 2022)

CEPTON, INC.

138,431,899 Shares of Common Stock
5,175,000 Warrants to Purchase Shares of Common Stock
13,800,000 Shares of Common Stock Underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 11, 2022 (as supplemented prior to the date hereof, the “Prospectus”), related to the offer and sale from time to time by the Selling Securityholders of up to 138,431,899 shares of our common stock, 5,175,000 warrants to purchase shares of common stock and 5,175,000 shares of common stock that are issuable upon the exercise of the warrants, consisting of:

●	up to 122,903,551 Consideration Shares;
●	up to 5,265,848 Option Shares;
●	up to 5,950,000 PIPE Shares;
●	up to 4,312,500 Founder Shares;
●	up to 5,175,000 Private Placement Warrants; and
●	5,175,000 Private Warrant Shares.

The Prospectus also relates to the issuance by us of up to 13,800,000 Warrant Shares comprised of 8,625,000 Public Warrant Shares and 5,175,000 Private Warrant Shares.

On October 7, 2022, we filed a Current Report on Form 8-K with the Securities and Exchange Commission (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement to update and supplement the Prospectus with the information contained in the Current Report.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.

Our common stock and Public Warrants are listed on the Nasdaq Capital Market under the symbols “CPTN” and “CPTNW,” respectively. As of October 6, 2022, the closing price of our common stock and warrants was $2.68 and $0.1598, respectively.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 10 OF THE PROSPECTUS AND PART II, ITEM 1A OF OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2022.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 7, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 6, 2022

CEPTON, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39959	27-2447291
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 West Trimble Road

San Jose, CA 95131

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 408-459-7579

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s)	Name of Each Exchange on Which Registered:
Common stock, par value $0.00001 per share	CPTN	The Nasdaq Capital Market
Redeemable warrants, exercisable for common stock at an exercise price of $11.50 per share, subject to adjustment	CPTNW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The description of the Extension Agreement (as defined below) set forth in Item 8.01 of this Current Report on Form 8-K (this “Current Report”) is incorporated herein by reference. The description of the Extension Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Extension Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein. Terms used but not defined in this Current Report have the meaning given to such terms in the Current Report on Form 8-K filed by Cepton, Inc. (the “Company”) on September 8, 2022.

Item 8.01 Other Items.

As previously disclosed, on September 6, 2022 (the “Original Signing Date”), the Company and Koito Manufacturing Co., Ltd. (“Koito”), an automotive tier 1 partner of the Company, entered into the exclusivity agreement (the “Exclusivity Agreement”) which granted Koito a 30-day exclusivity period for the parties to negotiate the potential transaction contemplated by the Non-binding LOI (the “Exclusivity Period”).

In consideration of the constructive discussions and the positive progress made during the initial Exclusivity Period, on October 6, 2022, the Company and Koito entered into an agreement to extend the Exclusivity Period to 60 days after the Original Signing Date (the “Extension Agreement”).

At this time, there can be no assurances that the Company will or will not enter into any definite agreements with Koito, issue any securities to Koito (including the Proposed Preferred Stock) or otherwise enter into any other strategic corporate transactions with Koito or, following expiration of the Exclusivity Period (as it may be extended), any other third party.

Forward-Looking Statements

This Current Report includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “objective,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “milestone,” “designed to,” “proposed” or other similar expressions that predict or imply future events, trends, terms and/or conditions or that are not statements of historical matters. The Company cautions readers of this Current Report that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, that could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, the terms of any such Proposed Preferred Stock and the related rights and protections granted to Koito in connection therewith, the Company’s interest, if any, in pursuing the Proposed Preferred Stock transaction contemplated by the Non-binding LOI, the proposed terms of the Proposed Preferred Stock contemplated by the Non-binding LOI, which may vary from those expressed in the Non-binding LOI, and the ability of the Company and Koito to successfully negotiate and agree upon definitive documentation with respect thereto, the potential benefits of entering into the Exclusivity Agreement (and the Extension Agreement) and entering into and consummating the Proposed Preferred Stock transaction contemplated by the Non-binding LOI, the ability of the Company to obtain necessary approvals, including the approval of the Company’s shareholders if required, and satisfy applicable closing conditions for such proposed transaction, and the timing thereof. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this Current Report. Accordingly, undue reliance should not be placed upon the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Exclusivity agreement extension letter, dated October 6, 2022, by and between Cepton, Inc. and Koito Manufacturing Co., Ltd.
104.1	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPTON, INC.

Date: October 6, 2022	By:	/s/ Jun Pei
	Name:	Jun Pei
	Title:	President and Chief Executive Officer

Exhibit 10.1

October 6, 2022

CONFIDENTIAL

Cepton, Inc.
399 W. Trimble Road
San Jose, CA 95131
Attention: Dr. Jun Pei (Chairman of the Board & CEO)

Re:	Extension of the Exclusivity Agreement

Ladies and Gentlemen:

Reference is made to the letter regarding exclusivity agreement dated September 6, 2022 (the “Original Signing Date”) between KOITO MANUFACTURING CO., LTD. (“Koito”) and Cepton, Inc. (“Cepton”) (the “Exclusivity Agreement”). Capitalized terms used and not otherwise defined herein shall have their respective meanings set forth in the Exclusivity Agreement.

In consideration of the constructive discussions between the parties and the positive progress made thus far in respect of the Potential Transaction, Koito and Cepton hereby mutually agree to extend the expiration date of the Exclusivity Agreement to 60 days after the Original Signing Date. Except as provided in this letter, the Exclusivity Agreement shall remain unchanged and in full force and effect.

This letter will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law rules of such state. Any dispute arising out of this letter shall be submitted to the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and Koito and Cepton hereby irrevocably agree to submit to the jurisdiction of such courts. This letter may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Please confirm your agreement with the foregoing by signing a copy of this letter where indicated below and returning the same to the undersigned.

Sincerely yours,

KOITO MANUFACTURING CO., LTD.

By:	/s/ Michiaki Kato
	Name:	Michiaki Kato
	Title:	President and COO

Accepted and Agreed:

Cepton, Inc.

By:	/s/ Jun Pei
	Name:	Jun Pei
	Title:	CEO

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